STAAR SURGICAL REPORTS SECOND QUARTER RESULTS

Second Quarter Revenue of $14.9 Million Includes 16% Year-Over-Year ICL Growth

International Sales Grow 17% During First Six Months

MONROVIA, CA, Aug. 6 — STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its second quarter ended June 29, 2007.

Total product sales for the second quarter were $14,932,000, an increase of 1.4% compared with $14,733,000 reported for the same period of 2006. The year-over-year increase in sales during the second quarter of 2007 was largely the result of increased international sales within all product categories. The impact of changes in currency on second quarter 2007 sales was approximately $440,000.

For the first six months of 2007, total product sales were $29,849,000, an increase of 5.9% compared with the same period of last year. The impact of changes in currency on sales in the first six months of 2007 was approximately $991,000.

“Although the second quarter was challenging from a variety of perspectives, we continued to execute well in the international markets,” said David Bailey, president and CEO of STAAR Surgical. “During the second quarter, international ICL sales increased 32% compared with the same period last year, driven by the growing interest in our advanced technologies. In Germany, we continued to strengthen our infrastructure in the region and grew sales 8% during the second quarter and 12% during the first six months of the year.”

International sales for the second quarter were $9,774,000, up 13.4% compared with $8,620,000 reported in the same period of last year. International sales in the first quarter of 2007 were $9,823,000. International sales for the first six months of 2007 were $19,597,000, up 16.5% compared with the same period of 2006.

“During and after the quarter we have devoted significant resources to responding to FDA concerns on our Toric ICL (TICL) clinical application. As we reported, we received a Warning Letter from the Bioresearch Monitoring Program of the FDA Office of Regulatory Affairs (BIMO) on June 26, 2007. On July 31, 2007 we submitted our formal response to the FDA’s inquiries and provided additional information on the corrective and preventive action plans we have implemented. On August 3 we received a letter from the FDA Office of Device Evaluation (ODE), notifying us that the TICL application would be placed on hold until we resolved concerns over the integrity of the clinical data supporting the application. Noting the deficiencies cited in the BIMO warning letter and in an audit of a clinical study site, ODE is requesting that we have an independent third party auditor conduct a 100% data audit of patient records along with a clinical systems audit to ensure accuracy and completeness of data before resubmitting the application. We look forward to the opportunity to confirm the scientific validity of the TICL clinical data through the process outlined by the FDA.

“Our efforts to restructure and strengthen our domestic sales force have accelerated. At the end of July we elected not to renew our last two remaining contracts with regional manufacturer’s representatives. For some time, we have felt that to renew these contracts under the same terms and conditions would not be in the best interests of the Company. With the end of these agreements, we are free to make more thorough changes toward a more aggressive sales strategy that we believe will have a positive impact on U.S. sales.

“A direct, specialized sales organization will now support ICL sales nationwide. We have assembled a team made up of our existing Applications/Proctoring group, an expanded Practice Development group, to be led by a newly recruited team of Refractive Sales Managers. The Refractive Sales Managers will orchestrate the commercial effort at a regional level and work with our existing certified doctors to increase their usage and to target additional surgeons based purely on their ICL potential.

“Members of the current sales team will remain engaged behind the ICL to ensure we lose no momentum, but they will primarily focus on driving growth in the cataract business. This focus will be critical as we launch new IOL and injections systems later this year and in the early part of 2008.”

U.S. Cataract — New Product and R&D Pipeline Update

•	In April 2007, the Company launched the Afinity™ Collamer® Aspheric IOL. Customers have rapidly taken up this product with minimal impact on sales volume for our standard three-piece Collamer lens. As a result, U.S. unit sales of the three-piece Collamer product line is up 39% above the previous quarter.

•	In the third quarter of 2007, the Company expects to introduce a silicone IOL featuring the same advanced aspheric optic.

•	The Company expects to launch a 2.0 mm micro-incision injector system for its Collamer plate lens late in 2007.

•	In the first half of 2008 the Company anticipates launching its Toric Collamer plate IOL, bringing the Collamer advantage to STAAR’s pioneering lens that corrects astigmatism during cataract lens replacement.

•	In the first half of 2008 the Company anticipates obtaining from the Centers for Medicare and Medicaid Services “new technology IOL” classification for its aspheric Collamer and aspheric silicone lenses, permitting higher reimbursement rates.

•	The Company expects to launch an improved injector system for the three-piece Collamer lens product line in mid 2008.

•	In the latter half of 2008, the Company expect to make the first U.S. launch of a preloaded IOL injector system. This innovative new injector will be preloaded with the new aspheric silicone IOL. The injector system will significantly improve the ease with which the lens can be implanted and will further differentiate STAAR’s product offering.

Total U.S. sales for the second quarter fiscal 2007 were $5,158,000, down 15.6% compared with $6,113,000 reported in the same period of 2006, and up 1.3% compared with $5,094,000 reported for the first quarter of 2007. Second quarter U.S. Visian ICL™ sales were $1,046,000, down 14% compared with $1,210,000 for the second quarter of 2006 and up 2% compared with $1,023,000 reported for the first quarter of 2007.

Total U.S. sales during the first six months of 2007 were $10,252,000, down 9.9% compared with $11,374,000 in the same period of 2006. U.S. ICL sales during the first six months of 2007 were $2,068,000, up 9.1% compared with the same period of 2006.

Gross profit margin for the second quarter increased to 48.5% compared with 47.8% in the second quarter of 2006. This increase was primarily due to a product mix swing towards higher margin products such as the ICL, partially offset by higher freight and manufacturing engineering costs. Gross profit margin in the first quarter of 2007 was 48.9%.

Selling, general, and administrative expenses for the second quarter of 2007 were $10,909,000, up 8.2% from $10,086,000 in expenses reported for the second quarter of 2006.

General and administrative expenses for the second quarter of 2007 were $3,005,000, up 10.0% compared with $2,736,000 in expenses reported for the second quarter of 2006. The increase in general and administrative expenses was primarily due to increased salaries, benefits, audit-related expenses and insurance costs.

Marketing and selling expenses for the second quarter of 2007 increased 13% to $6,270,000 compared with $5,561,000 in the second quarter of 2007. The increase for the quarter is primarily due to increased salaries, benefits, and travel expenses.

Research and development expenses, including regulatory and clinical expenses, for the second quarter of 2007, decreased 8.7% to $1,634,000 compared with $1,789,000 reported for the second quarter of 2006. The decrease was primarily due to lower costs associated with regulatory submissions.

Net loss for the second quarter of 2007 was $4,357,000 or $0.16 per share. The Company reported a net loss of $3,218,000 or $0.13 per share for the second quarter of 2006.

STAAR exited the second quarter with approximately $16,082,000 in cash and cash equivalents compared with $7,758,000 at the end of the fourth quarter of 2006. Included in cash at the end of the second quarter of 2007 was $16,810,000 in net proceeds from the private placement of 3,600,000 shares of common stock. During the second quarter, the Company repaid a $1.8 million loan to UBS. It also applied some of the proceeds of the offering to repay $4.0 million in indebtedness incurred on March 21, 2007 under a promissory note with Broadwood Partners, L.P. The Company used $4,238,000 in cash for operating activities, compared with $2,452,000 used in the second quarter of 2006. The increase in cash used for operating activities was due to the expensing of certain financing costs, interest on the Broadwood note and costs associated with the Company’s investigation of its German subsidiary.

Conference Call
The Company will host a conference call and webcast on August 6, 2007 at 2:00 p.m. Pacific Time to discuss the Company’s second quarter fiscal 2007 results and recent corporate developments. The dial-in number for the conference call is 800-240-2134 for domestic participants and 303-205-0033 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through Midnight Pacific Time on August 13, 2007 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11093439#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 40 countries. More than 75,000 ICLs have been sold worldwide. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, sales, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding expectations for success of the ICL or other products in U.S. or international markets, any statements concerning the success of initiatives to restructure the U.S. sales force, proposed new products, including the Toric ICL, and government approval of such products or services, statements of expectations regarding pending transactions, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the challenge of restructuring our largely independent marketing model and developing a direct sales targeted at the refractive market, our ability to address FDA concerns over the clinical study for the Toric ICL and to overcome negative publicity resulting from past warning letters and other correspondence from the FDA Office of Compliance, the challenge of managing foreign subsidiaries, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully launch and market the ICL in the U.S. while overcoming the foregoing challenges. Our ability to capitalize on the opportunity presented by the U.S. ICL approval depends on our overall financial condition, which can be adversely affected by general economic conditions, and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT: Investors Media EVC Group EVC Group Douglas Sherk, 415-896-6820	Jennifer Saunders, 646-201-5431

Jennifer Beugelmans, 646-201-5447

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000’s except for per share data)
Unaudited

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2007	2006	2007	2006
Sales	$14,932	$14,733	$29,849	$28,198
Cost of goods sold	7,695	7,689	15,317	14,749

Gross profit	7,237	7,044	14,532	13,449

General and administrative	3,005	2,736	5,789	5,537
Marketing and selling	6,270	5,562	12,371	10,649
Research and development	1,634	1,789	3,244	3,516

Total selling, general and administrative expenses:	10,909	10,087	21,404	19,702

Operating loss	(3,672)	(3,043)	(6,872)	(6,253)

Other expense, net	(419)	(60)	(471)	(6)

Loss before income taxes	(4,091)	(3,103)	(7,343)	(6,259)
Income tax provision	266	115	534	322

Net loss	$(4,357)	$(3,218)	$(7,877)	$(6,581)

Basic and diluted loss per share	$(0.16)	$(0.13)	$(0.29)	$(0.26)

Weighted average shares outstanding	28,041	25,105	26,845	24,990

STAAR Surgical Company
Global Sales
(in 000’s)
Unaudited

	Three Months Ended			Six Months Ended
	June 29,	June 30,		June 29,	June 30,
	2007	2006	% Change	2007	2006	% Change
Geographic Sales
United States	$5,158	$6,113	-15.6%	$10,252	$11,374	-9.9%
Germany	5,683	5,278	7.7%	11,729	10,522	11.5%
Other	4,091	3,342	22.4%	7,868	6,302	24.8%

Total Sales	$14,932	$14,733	1.4%	$29,849	$28,198	5.9%

Product Sales
Cataract
IOLs	$6,011	$6,540	-8.1%	$12,185	$12,943	-5.9%
Other Cataract	4,857	4,529	7.2%	9,706	8,892	9.2%

Total Cataract	10,868	11,069	-1.8%	21,891	21,835	0.3%

Refractive
ICL/TICL	3,862	3,338	15.7%	7,504	5,738	30.8%
Other Refractive	47	163	-71.2%	125	285	-56.1%

Total Refractive	3,909	3,501	11.7%	7,629	6,023	26.7%

Glaucoma	155	163	-4.9%	329	340	-3.2%

Total Sales	$14,932	$14,733	1.4%	$29,849	$28,198	5.9%

STAAR Surgical Company
Condensed Consolidated Balance Sheet
(in 000’s)
Unaudited

	June 29,	December 29,
	2007	2006
Cash and cash equivalents	$16,082	$7,758
Accounts receivable, net	6,937	6,524
Inventories, net	12,944	12,939
Prepaids, deposits, and other current assets	1,941	1,923
Total current assets	37,904	29,144

Investment in joint venture	365	397
Property, plant, and equipment, net	6,010	5,846
Patents and licenses, net	4,199	4,439
Goodwill, net	7,534	7,534
Long-term investments-restricted	150	150
Other assets	276	260

Total assets	$56,438	$47,770

Notes payable-Line of Credit	$—	$1,802
Accounts payable	4,808	5,055
Other current liabilities	8,018	8,074

Total current liabilities	12,826	14,931

Other-long term liabilities	1,419	1,079

Warrant Obligation	150	—
Total liabilities	14,395	16,010

Stockholders’ equity — net	42,043	31,760

Total liabilities, warrant obligation and equity	$56,438	$47,770

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000’s)
Unaudited

	Six Months Ended
	June 29,	June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(7,878)	$(6,581)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	957	958
Amortization of intangibles	240	241
Amortization of note discount	17	—
Loss on extinguishment of debt	233	—
Fair value adjustment of warrant obligation	(100)	—
Loss on disposal of fixed assets	80	63
Equity in operations of joint venture	(85)	126
Stock-based compensation	740	985
Other	107	(30)
Changes in Working Capital:
Accounts receivable	(520)	(1,646)
Inventories	74	582
Prepaids, deposits and other current assets	(18)	(244)
Accounts payable	(542)	439
Other current liabilities	(269)	(456)

Net cash used in operating activities	(6,964)	(5,563)

Cash flows from investing activities:
Acquisition of property, plant and equipment	(242)	(643)
Proceeds from sale lease back of property, plant and equipment	—	177
Purchase of short-term investments	—	(179)
Dividend received from joint venture	117	—
(Increase) decrease in other assets	(16)	(84)
Proceeds from notes receivable and other	—	138

Net cash (used in) provided by investing activities	(141)	(591)

Cash flows from financing activities:
Borrowings under line of credit	1,812	1,786
Repayment of line of credit	(3,610)	(1,676)
Repayment of lease lines of credit	(310)	(79)
Proceeds from note payable	4,000	—
Repayment of note payable	(4,000)	—
Net proceeds from private placement	16,810	—
Proceeds from the exercise of stock options	584	1,383

Net cash provided by financing activities	15,286	1,414

Effect of exchange rate changes on cash and cash equivalents	143	373

(Decrease) increase in cash and cash equivalents	8,324	(4,367)
Cash and cash equivalents, at beginning of the period	7,758	12,708

Cash and cash equivalents, at end of the period	$16,082	$8,341